Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	October 19, 2007
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES
RESULTS OF OPERATIONS FOR 3RD QUARTER 2007
Highlights
•	Total assets increased 17% on an annualized basis, or $11.3 million during the 3rd quarter of 2007 to $271.3 million at September 30, 2007, and increased 20% on an annualized basis or $35.3 million during the first nine months of 2007.

•	Total assets increased $46.1 million, or 20% during the twelve months ended September 30, 2007.

•	CFBank’s commercial, commercial real estate and multi-family loans increased 37% on an annualized basis, or $14.0 million during the third quarter of 2007 to $164.7 million at September 30, 2007, and increased 40% on an annualized basis or $38.3 million during the first nine months of 2007.

•	Commercial, commercial real estate and multi-family loans increased $51.1 million, or 45% during the twelve months ended September 30, 2007.

•	Net interest income increased 13% during the 3rd quarter of 2007 compared to the prior year quarter and 12% for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.

•	Credit losses remain low while credit quality continues to remain constant. The Bank continues to monitor loan quality and adjusts the allowance to reflect current loan characteristics and fluctuations. The Bank has no exposure to subprime lending activities.

•	Current period earnings were substantially affected by the cost of an arbitration loss.
Fairlawn, Ohio — October 19, 2007 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss for the 3rd quarter of 2007 of ($483,000) or ($.11) per diluted share compared to net income of $94,000, or $.02 per diluted share in the prior year quarter. The net loss for the nine months ended September 30, 2007 totaled ($314,000) or ($.07) per diluted share compared to a net loss of ($124,000), or ($.03) per diluted share for the prior year period.
The net loss for the quarter and year to date period ended September 30, 2007 was primarily due to a $511,000, or $.12 per diluted share for the current quarter and $.11 per diluted share for the current year to date period, after-tax cost of an arbitration loss and lease termination expense. The arbitration loss resulted from an unfavorable decision in a request for arbitration brought by the former President of Reserve Mortgage Services, Inc., which had been acquired by the Company in October 2004, and later merged into CFBank, for breach of the employment agreement between him and CFBank. The lease termination expense resulted from the move of CFBank’s mortgage banking operations to the Fairlawn office and negotiation of settlement of the remaining lease obligations at the former facility.
We continued to execute our strategic plan and total assets increased $35.3 million or 19.9% on an annualized basis during the nine months ended September 30, 2007 and included $38.3 million, or 40.4% annualized growth in commercial, commercial real estate and multi-family loans. During the twelve months ended September 30, 2007, total assets increased $46.1 million or 20.5% and included $51.1 million or 44.9% increase in commercial, commercial real estate and multi-family loans, which are the focus of our growth plan.
Net interest income
The flat/inverted yield curve continued to challenge our net earnings growth. Higher marginal funding expense has affected the net interest margin growth. Although loan growth positively affected gross interest income, which increased 26.9% in the 3rd quarter of 2007 compared to the prior year quarter, interest expense increased 40.2% during the same time frame resulting in a 12.6% increase in net interest income for the 3rd quarter of 2007 compared to the prior year quarter. On a year-to-date basis, gross interest income increased 31.1% during the nine months ended September 30, 2007 compared to the prior year period, and interest expense increased 50.7% in the same time frame, resulting in a 12.4% increase in net interest income for the nine months ended September 30, 2007 compared to the prior year period.
Net interest margin declined from 3.45% in the 3rd quarter of 2006 to 3.15% in the 3rd quarter of 2007. On a year-to-date basis, net interest margin declined from 3.50% for the nine months ended September 30, 2006 to 3.17% for the current year period. The 50 basis point reduction in the federal funds rate on September 18, 2007 will reduce the impact of the flat/inverted yield curve, however management of the net interest margin in the current interest rate and competitive environment will be a challenge and continued pressure on margins is possible. CFBank continues to manage the net interest margin by matching asset and liability pricing closely to its business model. The Bank is liability sensitive with substantial liabilities being repriced during the next quarter.
Provision for loan losses
CFBank continues to provide reserves for loan losses in relation to its loan growth, portfolio composition, current economic conditions and ascertainable credit risk information available each quarter. Since commercial lending began in 2003, the Bank has provided a total of $2.7 million to build the allowance for loan losses as the commercial lending portfolio has grown. To date the Bank has not incurred a loss on a commercial loan asset. The provision totaled $293,000 and $435,000 in the three and nine months ended September 30, 2007 compared to $120,000 and $702,000 for the same periods in 2006.
The Bank provided a larger loan loss provision in the current three month period than the comparable prior period due to management’s review of current facts and judgment regarding possible changes in the risk characterization of the portfolio. No significant credit problems have appeared as the portfolio has become more seasoned, which resulted in lower allocations to the allowance on loans with satisfactory risk ratings and a lower provision for loan losses for the nine months ended September 30, 2007 than the prior year period. Management continues to maintain a conservative approach to risk ratings and increases the allowance for both changes in judgment and facts until such time that the Bank can accurately establish its loan losses through actual experience.

CFBank continued to experience low levels of nonperforming loans and net loan charge-offs. Nonperforming loans decreased $136,000, or 41.0% and totaled $196,000 or 0.09% of total loans at September 30, 2007 compared to $332,000 or 0.19% of total loans at September 30, 2006. The composition of the nonperforming balances for both periods was seasoned single-family mortgage loans. For the quarter ended September 30, 2007, the bank had net (recoveries) totaling ($18,000) or (.03%) on an annualized basis of average loans compared to net charge-offs of $76,000 or 0.18% on an annualized basis of average loans during the prior year quarter.
Nonperforming loans totaled $196,000 or 0.09% of total loans at September 30, 2007 compared to $297,000 or 0.16% of total loans at December 31, 2006. Net (recoveries) totaled ($39,000) or (.03%) on an annualized basis of average loans during the nine months ended September 30, 2007 compared to net charge-offs of $165,000 or 0.14% on an annualized basis of average loans during the prior year period.
The ratio of the allowance for loan losses to total loans totaled 1.15% at September 30, 2007 and 1.13% at December 31, 2006.
Management continues to prudently monitor credit quality in the existing portfolio and analyzes potential loan opportunities carefully in order to manage credit risk while implementing a growth strategy. We believe the allowance for loan losses is adequate to absorb probable incurred credit losses in the loan portfolio at September 30, 2007, however future additions to the allowance may be necessary based on changes in client business performance, economic conditions, sudden changes in real estate values, as well as many other factors.
Noninterest expense
Noninterest expense totaled $2.6 million and $6.3 million for the quarter and nine months ended September 30, 2007, respectively, and included $774,000 pre-tax arbitration loss and lease termination expenses described previously. Salaries and employee benefits expense included $641,000 arbitration loss; occupancy and equipment expense included $100,000 lease termination expenses; and other expense included $33,000 in lease termination expenses for both the quarter and year to date period.
Noninterest expense in the 3rd quarter of 2007, not including these one-time expenses, totaled $1.8 million and increased $89,000 or 5.2% compared to $1.7 million in the prior year quarter. Noninterest expense for the nine months ended September 30, 2007, not including these expenses, totaled $5.5 million and increased $388,000, or 7.6% from the prior year period. The increase in noninterest expense in the current year periods was due to costs associated with additional operational resources necessary to further implement our strategic growth plan. Management leveraged growth during calendar year 2006 and was able to grow assets by 36.4% or $63.0 million with no increase in noninterest expense during that year. Additional expenses were incurred in the current year periods for the opening of CFBank’s office in Worthington, Ohio in the summer of 2007, replacing the office at Easton Town Center in Columbus, Ohio. Noninterest expenses in the current year period were also incurred for marketing, advertising and additional human resources necessary to support growth.
Balance sheet activity
Assets totaled $271.3 million at September 30, 2007 and increased $35.3 million or 14.9% from $236.0 million at December 31, 2006 due to growth in the loan portfolio, which was funded with deposits and Federal Home Loan Bank (FHLB) advances.
Net loans totaled $221.7 million at September 30, 2007 and increased $37.0 million from $184.7 million at December 31, 2006. Commercial, commercial real estate and multi-family loans totaled $164.7 million at September 30, 2007 and increased $38.3 million from $126.4 million at December 31, 2006. Mortgage loans totaled $30.6 million at September 30, 2007 and increased $485,000 from $30.1 million at December 31, 2006 as most of our mortgage loan production was originated for sale. Consumer loans decreased $1.4 million and totaled $28.9 million at September 30, 2007 compared to $30.3 million at December 31, 2006 primarily due to repayments on home equity lines of credit and auto loans.
Deposits totaled $186.5 million at September 30, 2007 and increased $18.9 million, or 11.3% from $167.6 million at December 31, 2006. The increase in deposits was due to an increase of $11.1 million in brokered certificate of deposit accounts, $5.3 million in money market accounts, $2.7 million in interest bearing checking accounts and $926,000 in noninterest bearing deposits offset by a decline of $1.2 million in traditional savings account balances.
FHLB advances totaled $50.2 million at September 30, 2007 and increased $17.7 million or 54.3% compared to $32.5 million at December 31, 2006. A $2.2 million economic development advance from the FHLB was drawn during the March 2007 quarter to fund construction of CFBank’s new Columbus regional office in Worthington, which opened in June 2007. The remaining increase in FHLB advances was used to fund loan growth.
Shareholders’ equity totaled $27.1 million at September 30, 2007 and decreased $2.0 million or 6.9% compared to $29.1 million at December 31, 2006 as a result of the net loss for the year to date period, an $830,000 treasury stock repurchase and $993,000 in dividends to shareholders.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about our banking services and our Company is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Consolidated Statements of Operations	Three months ended			Nine months ended
($ in thousands, except share data)	September 30,			September 30,
(unaudited)	2007	2006	% change	2007	2006	% change

Total interest income	$4,645	$3,659	27%	$12,813	$9,773	31%
Total interest expense	2,664	1,900	40%	7,185	4,768	51%

Net interest income	1,981	1,759	13%	5,628	5,005	12%

Provision for loan losses	293	120	144%	435	702	-38%

Net interest income after provision for loan losses	1,688	1,639	3%	5,193	4,303	21%

Noninterest income
Service charges on deposit accounts	78	59	32%	203	164	24%
Net gain on sales of loans	35	112	-69%	207	239	-13%
Net loss on sale of securities	—	—	n/m	—	(5)	n/m
Other	51	43	19%	169	213	-21%

Noninterest income	164	214	-23%	579	611	-5%

Noninterest expense
Salaries and employee benefits	1,617	967	67%	3,631	2,802	30%
Occupancy and equipment	200	123	63%	442	352	26%
Data processing	135	119	13%	418	353	18%
Franchise taxes	73	35	109%	211	127	66%
Professional fees	101	113	-11%	294	354	-17%
Director fees	37	34	9%	112	115	-3%
Postage, printing and supplies	39	24	63%	132	119	11%
Advertising and promotion	80	18	344%	176	67	163%
Telephone	24	29	-17%	77	82	-6%
Loan expenses	3	16	-81%	10	77	-87%
Foreclosed assets, net	(48)	—	n/m	(38)	3	n/m
Depreciation	168	142	18%	465	366	27%
Other	159	105	51%	346	297	16%

Noninterest expense	2,588	1,725	50%	6,276	5,114	23%

Income (loss) before income taxes	(736)	128	n/m	(504)	(200)	n/m
Income tax expense (benefit)	(253)	34	n/m	(190)	(76)	n/m

Net income (loss)	$(483)	$94	n/m	$(314)	$(124)	n/m

Share Data
Basic earnings (loss) per share	$(0.11)	$0.02		$(0.07)	$(0.03)
Diluted earnings (loss) per share	$(0.11)	$0.02		$(0.07)	$(0.03)
Cash dividends per share	$0.05	$0.09		$0.23	$0.27
Average shares outstanding — basic	4,417,040	4,527,194		4,483,419	4,425,953
Average shares outstanding — diluted	4,417,040	4,527,194		4,483,419	4,425,953

n/m — not meaningful

Consolidated Statements of Financial Condition	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2007	2007	2007	2006	2006
(unaudited)
Assets
Cash and cash equivalents	$3,559	$3,370	$4,278	$5,403	$8,775
Securities available for sale	28,927	30,770	30,519	29,326	29,626
Loans held for sale	721	795	1,029	2,000	2,560
Loans
Mortgages	30,618	29,569	29,508	30,133	26,826
Commercial, commercial real estate and multi-family	164,740	150,709	132,606	126,418	113,654
Consumer	28,885	30,828	30,491	30,253	31,405

Total loans	224,243	211,106	192,605	186,804	171,885
Less allowance for loan losses	(2,584)	(2,272)	(2,150)	(2,109)	(2,032)

Loans, net	221,659	208,834	190,455	184,695	169,853
Federal Home Loan Bank stock	1,963	1,963	1,963	2,813	2,772
Loan servicing rights	172	183	197	201	211
Foreclosed assets, net	109	262	—	—	75
Premises and equipment, net	5,834	5,835	4,535	4,105	3,806
Bank owned life insurance	3,742	3,710	3,678	3,646	3,626
Deferred tax asset	2,181	2,036	1,958	2,044	2,069
Accrued interest receivable and other assets	2,391	2,162	2,120	1,795	1,740

	$271,258	$259,920	$240,732	$236,028	$225,113

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing	$12,040	$11,505	$9,872	$11,114	$10,842
Interest bearing	174,450	165,612	155,647	156,477	151,713

Total deposits	186,490	177,117	165,519	167,591	162,555
Federal Home Loan Bank advances	50,175	48,045	38,170	32,520	26,270
Advances by borrowers for taxes and insurance	85	100	79	137	94
Accrued interest payable and other liabilities	2,274	2,007	2,946	1,540	1,717
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	244,179	232,424	211,869	206,943	195,791

Shareholders’ equity	27,079	27,496	28,863	29,085	29,322

	$271,258	$259,920	$240,732	$236,028	$225,113

Consolidated Financial Highlights	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
(unaudited)	2007	2007	2007	2006	2006	2007	2006

Earnings
Net interest income	$1,981	$1,845	$1,802	$1,760	$1,759	$5,628	$5,005
Provision for loan losses	$293	$107	$35	$118	$120	$435	$702
Noninterest income	$164	$215	$200	$212	$214	$579	$611
Noninterest expense	$2,588	$1,836	$1,852	$1,735	$1,725	$6,276	$5,114
Net income (loss)	$(483)	$84	$85	$87	$94	$(314)	$(124)
Basic earnings (loss) per share	$(0.11)	$0.02	$0.02	$0.02	$0.02	$(0.07)	$(0.03)
Diluted earnings (loss) per share	$(0.11)	$0.02	$0.02	$0.02	$0.02	$(0.07)	$(0.03)

Performance Ratios (annualized)
Return on average assets	(0.72%)	0.13%	0.14%	0.15%	0.17%	(0.16%)	(0.08%)
Return on average equity	(7.04%)	1.18%	1.17%	1.19%	1.28%	(1.48%)	(0.55%)
Average yield on interest-earning assets	7.38%	7.11%	7.13%	7.07%	7.18%	7.21%	6.84%
Average rate paid on interest-bearing liabilities	4.68%	4.48%	4.37%	4.44%	4.22%	4.52%	3.83%
Average interest rate spread	2.70%	2.64%	2.75%	2.63%	2.96%	2.69%	3.00%
Net interest margin, fully taxable equivalent	3.15%	3.12%	3.24%	3.20%	3.45%	3.17%	3.50%
Efficiency ratio	120.65%	89.13%	92.51%	87.98%	87.43%	101.11%	90.98%
Noninterest expense to average assets	3.84%	2.90%	3.11%	2.99%	3.11%	3.30%	3.28%

Consolidated Financial Highlights (continued)	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
(unaudited)	2007	2007	2007	2006	2006	2007	2006

Capital
Equity to total assets at end of period	9.98%	10.58%	11.99%	12.32%	13.03%	9.98%	13.03%
Tangible equity to tangible assets	9.98%	10.58%	11.99%	12.32%	13.03%	9.98%	13.03%
Book value per share	$6.11	$6.20	$6.33	$6.40	$6.45	$6.11	$6.45
Tangible book value per share	$6.11	$6.20	$6.33	$6.40	$6.45	$6.11	$6.45
Period-end market value per share	$5.48	$7.00	$6.90	$7.36	$8.09	$5.48	$8.09
Dividends declared per common share	$0.05	$0.09	$0.09	$0.09	$0.09	$0.23	$0.27
Period-end common shares outstanding	4,434,787	4,434,787	4,559,787	4,543,662	4,543,662	4,434,787	4,543,662
Average basic shares outstanding	4,417,040	4,501,889	4,532,596	4,529,766	4,527,194	4,483,419	4,425,953
Average diluted shares outstanding	4,417,040	4,501,889	4,532,638	4,529,766	4,527,194	4,483,419	4,425,953

Asset Quality
Nonperforming loans	$196	$168	$296	$297	$332	$196	$332
Nonperforming loans to total loans	0.09%	0.08%	0.15%	0.16%	0.19%	0.09%	0.19%
Nonperforming assets to total assets	0.11%	0.17%	0.12%	0.13%	0.18%	0.11%	0.18%
Allowance for loan losses to total loans	1.15%	1.08%	1.12%	1.13%	1.18%	1.15%	1.18%
Allowance for loan losses to nonperforming loans	1318.37%	1352.38%	726.35%	710.10%	612.05%	1318.37%	612.05%
Net charge-offs (recoveries)	$(18)	$(16)	$(5)	$41	$76	$(39)	$165
Annualized net charge-offs (recoveries) to average loans	-0.03%	-0.03%	-0.01%	0.09%	0.18%	-0.03%	0.14%

Average Balances
Loans	$218,917	$201,737	$187,684	$180,417	$169,752	$202,779	$155,135
Assets	$269,763	$253,579	$237,906	$232,097	$221,946	$253,749	$207,650
Shareholders’ equity	$27,453	$28,378	$29,013	$29,275	$29,456	$28,281	$29,845